Exhibit 99.1

ABERCROMBIE & FITCH CO. REPORTS DECLARATION OF QUARTERLY CASH DIVIDEND OF $0.20 PER SHARE

New Albany, Ohio, February 16, 2017: Abercrombie & Fitch Co. (NYSE: ANF) today reported that on February 15, 2017, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 13, 2017 to stockholders of record at the close of business on March 3, 2017.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands.  The iconic Abercrombie & Fitch brand embodies American casual luxury.  With an updated attitude that reflects the character, charisma and confidence of today’s 20+ consumer, Abercrombie & Fitch remains true to its 125-year heritage of creating expertly crafted products with an effortless, American style.   The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market.  abercrombie kids creates smart, playful apparel for children ages 3-14, celebrating the wide-eyed wonder of childhood. The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style.

The Company operates over 900 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Media Contact:
Michael Scheiner
Public Relations
Abercrombie & Fitch
(614) 283-6192
Public_Relations@abercrombie.com

Investor Contact:
Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com